Exhibit 10.4
JOINT VENTURE FORMATION AGREEMENT
by and among
ENTERGY CORPORATION,
ENEXUS ENERGY CORPORATION,
and
EQUAGEN LLC
Dated as of                     , 2008

-ii-

JOINT VENTURE FORMATION AGREEMENT
          This JOINT VENTURE FORMATION AGREEMENT (this “Agreement”) dated as of                     , 2008 is made and entered into by and among (i) Entergy Corporation, a Delaware corporation (“ETR”), (ii) Enexus Energy Corporation, a Delaware corporation (“Enexus”, also referred to herein as the “New Member” and, together with ETR collectively referred to herein as the “Members”), and (iii) EquaGen LLC, a Delaware limited liability company (formerly, Entergy, Nuclear Inc.) (the “Company”).
R E C I T A L S
          WHEREAS, in connection with the contemplated separation and distribution transactions set forth in the Separation and Distribution Agreement (the “Separation Agreement”) dated                     , 2008 by and among ETR and Enexus pursuant to which ETR will be separated into two separate, independent and publicly traded companies, with Enexus operating the Non-Utility Nuclear Business and ETR operating the Retained Business, the Board of Directors of ETR and the Board of Directors of Enexus have determined to establish (indirectly, through their wholly owned Subsidiaries’ investment in the Company) the Joint Venture;
          WHEREAS, the Parties wish to set forth in this Agreement the terms that will govern the formation of the Joint Venture;
          WHEREAS, immediately prior to the consummation of the transactions contemplated by this Agreement, ETR owns one hundred percent (100%) of the Membership Interests;
          WHEREAS, in accordance with the terms and conditions of this Agreement, ETR will contribute to Enexus fifty percent (50%) of all of the Membership Interests owned by ETR to Enexus, such that ETR and Enexus each own fifty per cent (50%) of the Membership Interests; and
          WHEREAS, ETR and the New Member will execute a new limited liability company agreement of the Company in the form attached as Exhibit E to the Separation Agreement which sets forth the governance of the Joint Venture (the “EquaGen LLC Agreement”).
          NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration described herein, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
     (1) “Action” has the meaning given to it in the Separation Agreement.

     (2) “Additional Enexus Plant” means any nuclear power plant facility acquired by Enexus or its Subsidiary after the Closing Date.
     (3) “Affiliate” has the meaning given to it in the Separation Agreement.
     (4) “Agreement” has the meaning given to it in the introduction to this Agreement.
     (5) “Amended and Restated Operating Agreement” means that certain Amended and Restated Operating Agreement between ENOI LLC and an Enexus Subsidiary, substantially in the same form attached as Exhibit H to the Separation Agreement and, after the Closing Date, includes any written agreement between Enexus (or a Subsidiary of Enexus) to operate an Additional Enexus Plant.
     (6) “Ancillary Agreements” has the meaning given to it in the Separation Agreement.
     (7) “Asset” has the meaning given to it in the Separation Agreement.
     (8) “Beneficiary” means each of ETR and Enexus.
     (9) “Beneficiary Group” means each of the Entergy Group and the Enexus Group.
     (10) “Business Day” has the meaning given to it in the Separation Agreement.
     (11) “Claims Administration” shall mean the administration of claims made under the Shared Policies, including the reporting of claims to the insurance carriers that issued the Shared Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.
     (12) “Closing” has the meaning given to it in Section 2.4.
     (13) “Closing Date” means the Distribution Date.
     (14) “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.
     (15) “Contract” has the meaning given to it in the Separation Agreement.

     (16) “Corporate Services Agreement” means that certain Corporate Services Agreement between Entergy Nuclear, Inc. and the Company, substantially in the same form attached as Exhibit I to the Separation Agreement.
     (17) “Delaware Court” has the meaning given to it in Section 8.13.
     (18) “Distribution Date” means the date on which the separation and distribution transactions contemplated by the Separation Agreement become effective in accordance with its terms.
     (19) “Employee Matters Agreement” has the meaning given to it in the Separation Agreement.
     (20) “EOI Shared Services Agreement” means that certain Shared Services Agreement between Entergy Operations, Inc. and the Company, substantially in the same form attached as Exhibit F to the Separation Agreement.
     (21) “Enexus Group” has the meaning given to it in the Separation Agreement.
     (22) “Enexus Interests” has the meaning given to it in the Recitals to this Agreement.
     (23) “Enexus Plant” means a nuclear power plant facility owned by Enexus or its Subsidiary.
     (24) “ENOI LLC” means ENOI LLC, a Delaware limited liability company.
     (25) “Entergy Group” has the meaning given to it in the Separation Agreement.
     (26) “EquaGen LLC Agreement” has the meaning given to it in the Recitals to this Agreement.
     (27) “ESI Services Agreement” means that certain Shared Services Agreement between Entergy Nuclear Services, Inc. and the Company, substantially in the same form attached as Exhibit G to the Separation Agreement.
     (28) “EquaGen Services, LLC” means EquaGen Services, LLC, a Delaware limited liability company.
     (29) “ETR Interests” has the meaning given to it in the Recitals to this Agreement.
     (30) “ETR Services Agreements” means the EOI Shared Services Agreement, the ESI Services Agreement, the Corporate Services Agreement and the Relicensing Agreememt.

     (31) “Exclusive EquaGen Contingent Gain” has the meaning given to it in the Separation Agreement.
     (32) “Exclusive EquaGen Contingent Liability” has the meaning given to it in the Separation Agreement.
     (33) “Force Majeure” has the meaning given to it in the Separation Agreement.
     (34) “Governmental Entity” has the meaning given to it in the Separation Agreement.
     (35) “Group” has the meaning given to it in the Separation Agreement.
     (36) “Guaranty Release” has the meaning given to it in Section 4.6(a).
     (37) “Immediately Available Funds” means cash, bank check or electronic means of funds transfer, as notified by the Company prior to the Closing.
     (38) “Indemnifiable Loss” and “Indemnifiable Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses and the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party).
     (39) “Indemnitees” means each member of a Beneficiary Group, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
     (40) “Indemnifying Party” has the meaning given to it in Section 6.4.
     (41) “Indemnity Payment” has the meaning given to it in Section 6.6.
     (42) “Information” has the meaning given to it in the Separation Agreement.
     (43) “Insurance Administration” means, with respect to each Shared Policy: (i) the accounting for premiums, retrospectively-rated premiums,

defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Shared Policy; (ii) the reporting to the relevant insurer that issues such Shared Policy of any losses or claims which may be covered by such Shared Policy; and (iii) the distribution of Insurance Proceeds related to such Shared Policy, subject to the terms of Article VII.
     (44) “Insurance Proceeds” means those monies (i) received by an insured from an insurer under any Shared Policy, or (ii) paid by such insurer on behalf of an insured under any Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured..
     (45) “Insured Claims” means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.
     (46) “Insured Parties” means, for purposes of Article VII, the Company and any members of the Joint Venture Group, ETR and any members of the Entergy Group, and Enexus or any members of the Enexus Group.
     (47) “Joint Venture” means the Joint Venture Business conducted by the Joint Venture Group.
     (48) “Joint Venture Assets” means all tangible and intangible assets owned or used by the Joint Venture Group to conduct the Joint Venture Business, including:
(a)	membership interests in each member of the Joint Venture Group, excluding the Membership Interests;

(b)	the Joint Venture Contracts;

(c)	subject to Article VII, any and all rights of any member of the Joint Venture Group under each Joint Venture Policy, and any and all rights of any member of the Joint Venture Group under each Shared Policy to the extent related to the Joint Venture Business;

(d)	Exclusive EquaGen Contingent Gains; and

(e)	any other Asset that the Company, ETR and Enexus agree shall be a Joint Venture Asset.
     (49) “Joint Venture Beneficiary” has the meaning given to it in Section 6.1.
     (50) “Joint Venture Business” means the business carried on from time to time by the Joint Venture Group in accordance with the terms of the

EquaGen LLC Agreement, excluding the Retained Business and the Non-Utility Nuclear Business.
     (51) “Joint Venture Contracts” means, except for any such Contract or part thereof (i) that is expressly contemplated not to be transferred or assigned by the Entergy Group or the Enexus Group or (ii)  that is expressly contemplated to be transferred or assigned to (or remain with) any member of the Entergy Group or the Enexus Group, in each case pursuant to any provision of this Agreement, the Separation Agreement or any other Ancillary Agreement (a) the Contracts in respect of the Joint Venture Business to which a member of the Joint Venture Group is a party and that are wholly or partly to be performed after the Closing Date and (b) any Contracts listed or described on Schedule 2.
     (52) “Joint Venture Group” means the Company, TLG Services, LLC, ENOI LLC, EquaGen Services, LLC and any other Subsidiary formed or acquired by the Company after the Closing Date.
     (53) “Joint Venture Liabilities” means all Liabilities primarily relating to, arising out of or resulting from the operation or conduct of the Joint Venture Business on or prior to the Distribution Date, including:
(a)	for the avoidance of doubt, any Liability of a Joint Venture Group member for Taxes;

(b)	Exclusive EquaGen Contingent Liabilities;

(c)	subject to Article VII, any and all obligations of any member of the Joint Venture Group under each Joint Venture Policy, and any and all obligations of any member of the Joint Venture Group under each Shared Policy to the extent related to or arising out of the Joint Venture Business; and

(d)	any other Liability that the Company, ETR and Enexus agree shall be a Joint Venture Liability.
     (54) “Joint Venture Policies” shall mean all Policies, whether or not in force at the Closing Date, issued by insurers to Entergy, Enexus, the Company, or any of their respective Affiliates, that cover risks that relate exclusively to the Joint Venture Business.
     (55) “Laws” means all applicable laws, rules, regulations, ordinances, court orders, and other pronouncements having the effect of law of any Governmental Entity.
     (56) “Liability” has the meaning given to it in the Separation Agreement.

     (57) “Loss” means any and all losses, liabilities, amounts paid in settlement, damages, fines, penalties, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).
     (58) “Membership Interest Transfer Power” means a Membership Interest Transfer Power in substantially the same form attached hereto as Exhibit A.
     (59) “Membership Interests” means all of the issued and outstanding common membership interests in the Company.
     (60) “Net-Tax Basis” has the meaning given to it in Section 6.6.
     (61) “Non-Utility Nuclear Business” has the meaning given to it in the Separation Agreement.
     (62) “Non-Utility Nuclear Policies” has the meaning given to it in the Separation Agreement.
     (63) “Other Party Marks” has the meaning given to it in Section 4.7(a).
     (64) “Parent” means the Person holding a controlling interest in a Party or a holding company of a Party to this Agreement. For the purposes of this definition “controlling” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
     (65) “Parties” means each of the parties to this Agreement identified in the Recitals to this Agreement and their respective successors and permitted assigns.
     (66) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Entity.
     (67) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance, together with the rights, benefits and privileges thereunder.

     (68) “Related Party Service Contract” means each of the Contracts listed or described on Schedule 3.
     (69) “Relicensing Agreement” means that certain Relicensing Agreement between ETR and Enexus, substantially in the same form attached as Exhibit E to the Separation Agreement.
     (70) “Representative” means, as to any Person, its and its Affiliates’ officers, directors, partners, members, employees, agents, counsel, accountants, financial and other professional advisors and consultants.
     (71) “Retained Business” has the meaning given to it in the Separation Agreement.
     (72) “Retained Business Policies” has the meaning given to it in the Separation Agreement.
     (73) “Right of First Refusal Notice” has the meaning given to it in Section 4.3(b).
     (74) “Right of First Refusal Period” has the meaning given to it in Section 4.3(b).
     (75) “Separation Agreement” has the meaning given to it in the Recitals to this Agreement.
     (76) “Shared Policies” means all Policies, whether or not in force at the Closing Date, issued by insurers to the Company, ETR, Enexus, or any of their respective Affiliates, which cover risks that relate to any combination of the Joint Venture Business, the Retained Business and the Non-Utility Nuclear Business. For the avoidance of doubt, Shared Policies shall not include any Joint Venture Policies, Retained Business Policies or Non-Utility Nuclear Policies.
     (77) “Subsidiary” has the meaning given to it in the Separation Agreement.
     (78) “Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.
     (79) “Termination and Release Agreement” means a Termination and Release Agreement in substantially the same form attached hereto as Exhibit B.
     (80) “Third Party Proceeds” has the meaning given to it in Section 6.6.
     (81) “Third Party Claim” has the meaning given to it in Section 6.4.
     (82) “Third Party Offer Notice” has the meaning given to it in Section 4.3(b).
     (83) “Third Party Operator” means an operator of an Additional Enexus Plant, other than an operator that is a member of the Joint Venture Group.
     (84) “Third Party Security” has the meaning given to it in Section 4.8(b).
     (85) “TLG Services, LLC” means TLG Services, LLC, a Delaware limited liability company.
     (86) “Trademarks” means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.
          Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:
               (a) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;
               (b) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;
               (c) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

               (d) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein.
ARTICLE II
JOINT VENTURE FORMATION
          Section 2.1 Restructuring. Prior to and apart from the Closing, ETR and/or Enexus shall carry out, and cause their respective Subsidiaries to carry out, the applicable corporate restructuring transactions set forth in Section 3.1 of the Separation Agreement. Such corporate restructuring transactions include the following transactions by which Subsidiaries of ETR are re-organized to form the initial Joint Venture Group:
               (a) Enexus is formed as a wholly-owned Subsidiary of ETR;
               (b) Entergy Nuclear Operations, Inc. converts into ENOI LLC, a Delaware limited liability company;
               (c) Entergy Nuclear Holding Company #2 contributes all of its membership interest in the Company to ETR and merges with and into ETR;
               (d) TLG Services, Inc. merges into TLG Services, LLC, a Delaware limited liability company, with TLG Services, LLC being the surviving entity;
               (e) Entergy Nuclear, Inc. merges into the Company, with the Company being the surviving entity; and
               (f) ETR contributes all of its membership interest in ENOI LLC to the Company.
          Section 2.2 Actions of ETR (a). At the Closing, ETR shall:
               (a) contribute and transfer to EquaGen fifty percent (50%) of all of ETR’s right, title and interest in and to the Membership Interests; and
               (b) pay EquaGen $5,000,000 in Immediately Available Funds, resulting in ETR holding a fifty per cent (50%) Membership Interest in the Company.
          Section 2.3 Actions of Enexus. At the Closing, Enexus shall:
               (a) pay EquaGen $5,000,000 in Immediately Available Funds; resulting in EquaGen holding a fifty per cent (50%) Membership Interest in the Company.
          Section 2.4 Closing. The consummation of the transactions referred to in Sections 2.2 and 2.3 (the “Closing”) shall take place at the offices of ETR, located at 639 Loyola Avenue, New Orleans, Louisiana, on the Closing Date, by making the deliveries and taking such actions as required of them in ARTICLE III.

ARTICLE III
CLOSING DELIVERIES
          Section 3.1 Closing Deliveries. In addition to the actions set forth in Sections 2.2 and 2.3, the Parties agree to make their respective deliveries set forth below.
               (a) At the Closing, ETR shall deliver, or cause to be delivered, to the Company the following deliveries:
                (i) the EquaGen LLC Agreement, duly executed by ETR;
                (ii) the EOI Shared Services Agreement, duly executed by Entergy Operations, Inc.;
                (iii) the ESI Services Agreement, duly executed by Entergy Services, Inc.;
                (iv) the Corporate Services Agreement, duly executed by Entergy Services, Inc. and Entergy Enterprises, Inc.;
                (v) all duly executed Termination and Release Agreements in connection with the Related Party Service Contracts to which ETR or any of its Subsidiaries is a party; and
                (vi) any other agreement or document to which it or its Subsidiaries are a party, as may reasonably be requested by Enexus or necessary to give effect to the establishment of the Joint Venture or the transactions contemplated by this Agreement, duly executed by ETR or its Subsidiaries.
               (b) At the Closing, Enexus shall deliver, or cause to be delivered, to the Company the following deliveries:
                (i) the Relicensing Agreement, duly executed by Entergy Services, Inc. and Entergy Enterprises, Inc.
                (ii) the EquaGen LLC Agreement, duly executed by Enexus;
                (iii) each Amended and Restated Operating Agreement by and among ENOI LLC and:
(1)	Entergy Nuclear Fitzpatrick, LLC;

(2)	Entergy Nuclear Generation Company, LLC;

(3)	Entergy Nuclear Indian Point 2, LLC;

(4)	Entergy Nuclear Indian Point 3, LLC;

(5)	Entergy Nuclear Palisades, LLC; and

(6)	Entergy Nuclear Vermont Yankee, LLC;
duly executed by each counterparty other than ENOI LLC;
               (iv) all duly executed Termination and Release Agreements in connection with the Related Party Service Contracts to which Enexus or any of its Subsidiaries is a party; and
               (v) any other agreement or document to which it or its Subsidiaries are a party, as may reasonably be requested by ETR or necessary to give effect to the establishment of the Joint Venture or the transactions contemplated by this Agreement, duly executed by Enexus or its Subsidiaries.
               (c) At the Closing, the Company shall deliver to each Member a counterpart of each agreement delivered to it by a New Member in accordance with this Section 3.1 to which the Company, or the Company’s Subsidiary, is a party, duly executed by the Company, or its applicable Subsidiary.
               (d) Each Party’s obligation to make the foregoing closing deliveries and take the foregoing actions set forth in this Section 3.1 is conditioned upon receipt by such Party of the other Party’s foregoing closing deliveries and actions set forth in this Section 3.1. Each closing delivery and action contemplated by this Section 3.1 shall be deemed to occur simultaneously. ETR and Enexus may agree to waive any or all of the deliveries or actions that a Party is required to make or perform under Section 3.1.
ARTICLE IV
COVENANTS
          Section 4.1 Termination of Related Party Service Agreements. Promptly after the Closing Date, each of ETR and Enexus shall take, and cause its Subsidiaries to take, all steps reasonably necessary to terminate each Related Party Service Contract to which it or its Subsidiary is a party, on the terms of the Termination and Release Agreement, to the extent a Termination and Release Agreement was not executed and delivered by ETR, Enexus or their applicable Subsidiaries at the Closing.
          Section 4.2 Further Assurances. Each Party agrees that it shall, from time to time after the date hereof, execute and deliver all such additional instruments, notices and other documents, and shall take such other actions, all in accordance with applicable Laws, as may be reasonably requested by any other Party in order to consummate more effectively the transactions contemplated to occur hereunder.

          Section 4.3 Additional Enexus Plants.
               (a) Each of Enexus and the Company (for itself and on behalf of ENOI LLC) agrees that if the terms of any agreement governing the acquisition of an Additional Enexus Plant requires that the Additional Enexus Plant use or maintain a Third Party Operator, such Third Party Operator shall be retained as the operator of the Additional Enexus Plant.
               (b) If the terms of the acquisition of any Additional Enexus Plant do not require that the Additional Enexus Plant use or maintain a Third Party Operator, and if Enexus has received a bona fide offer from a third party to operate such Additional Enexus Plant, which offer Enexus wishes to accept, then Enexus shall promptly notify the Company in writing of such offer (the “Third Party Offer Notice”), setting forth the name and address of the prospective operator, and the terms and conditions of such proposed operation. The Company shall have a period of up to 30 days (the “Right of First Refusal Period”) after the receipt of the Third Party Offer Notice within which to notify Enexus in writing that it wishes to operate such Additional Enexus Plant upon the same terms and conditions set forth in Enexus’ notice (the “Right of First Refusal Notice”). If the Company gives the Right of First Refusal Notice within the Right of First Refusal Period, then the Company shall have 90 days after it gives the Right of First Refusal Notice to do all the things necessary to enter into agreements relating to the operation of such Additional Enexus Plant upon the same terms and conditions set forth in the Third Party Offer Notice. If the Company enters into such agreements as are necessary to operate such Additional Enexus Plant, then Enexus and its affiliates shall be obligated to use the Company (or any member of the Joint Venture Group designated by the Company), and the Company (or its designee) shall be obligated to operate, such Additional Enexus Plant on the same terms and conditions set forth in the Third Party Offer Notice. If the Company does not give the Right of First Refusal Notice to Enexus within the Right of First Refusal Period, Enexus shall be free to retain the operator named in the Third Party Offer Notice provided that such transaction is consummated within 90 days after the expiration of the Right of First Refusal Period upon the same terms and conditions as are set forth in the Third Party Offer Notice (it being agreed by the Enexus that if such transaction is not consummated within such 90 day period, Enexus must recommence the procedures provided in this section if Enexus wishes to retain a third party to operate such Additional Enexus Plant).
          Section 4.4 Asset Sale of Enexus Plants. Enexus agrees that, on and from the Closing Date, it shall not sell to a third party, and shall ensure that no Subsidiary of Enexus sells to a third party, an Enexus Plant to any Person unless:
               (a) the sale occurs as a result of a direct or indirect change in control of the Enexus Subsidiary who holds the legal title to the assets constituting the Enexus Plant;
               (b) the third party accepts a novation of the applicable Amended and Restated Operating Agreement such that the third party will assume all rights and obligations of Enexus or its Subsidiary under such agreement; or
               (c) ENOI LLC consents in writing (which consent may be given or withheld in its absolute discretion) to the termination of the applicable Amended and Restated Operating Agreement and Enexus agrees not to, and will ensure that its Subsidiary will not, distribute the purchase price received from that Person upon a sale of the Enexus Plant until Enexus or its Subsidiary pays to ENOI LLC the full amount of all amounts payable to it under such agreement.
          Section 4.5 Confidentiality.
               (a) All business, financial or other information relating directly to the conduct of the business and affairs of a Party or the relative or absolute rights or interests of any of the New Members the disclosure of which could reasonably be expected to have a material adverse effect on the Company, any of its Subsidiaries or the New Members (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Party who owns such Confidential Information (“Discloser”) (or is not, at the relevant time, in the public domain by or pursuant to disclosures which are themselves a violation of the provisions of this Section 4.5) is confidential and proprietary information of the Discloser, the disclosure of which would cause irreparable harm to the Company or a Party, as the case may be. Accordingly, except as permitted in this Section 4.5, each Party agrees that it will not and will direct its partners, members, shareholders, managers, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Discloser has publicly disclosed the Confidential Information and has notified each other Party that it has done so, or such information is otherwise then in the public domain (by means of or through disclosures which themselves are not a violation of this Section 4.5); provided, however, that any Party (or its Affiliates) may disclose such Confidential Information (i) if required by law, the requirement of any Governmental Entity having jurisdiction over a Party, or rule of any recognized stock exchange on which its securities, or the securities of its Parent, are listed (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to Law will be deemed required by Law and provided that before making any disclosure of confidential information required by Law or rule of any stock exchange, the disclosing Party will, to the extent practicable, notify the Discloser and provide it with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) to the extent reasonably necessary in connection with any other transaction authorized pursuant to the terms of this Agreement; provided, that the counterparty to such transaction is bound by confidentiality provisions that are no less restrictive than this Section 4.5, (iii) to its managers, directors, officers and employees, including the directors, officers and employees of any partner, member, shareholder or other beneficial owner of any Party and who is informed of the obligations under this Section 4.5, (iv) to its accountants, attorneys or other advisors who have a need to know such Confidential Information and who is informed of the obligations under this Section 4.5, (v) in connection with required or routine reporting to its potential or current investors, members, partners and lenders or other financial or capital sources, (vi) in connection with any proposed merger, sale of assets, business combination, financing, or other similar transaction in which any Party or any of its Affiliates may become a party; provided, that the counterparties to such transaction or potential transaction are bound by confidentiality provisions that are no less restrictive than this Section 4.5, or (vii) reasonably necessary for it (or its Affiliates) to perform any of its (or any of its Affiliates’) duties or obligations hereunder, or under the EquaGen LLC Agreement or any agreement contemplated by this Agreement or the EquaGen LLC Agreement.

               (b) Subject to the provisions of Section 4.5(a), each Party agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Each Party hereby consents in advance to any motion for any protective order brought by any other Party represented as being intended by the movant to implement the purposes of this Section 4.5, provided that, if a Party receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or Governmental Entity and the order was not sought by or on behalf of or consented to by such Party, then such Party may disclose the Confidential Information to the extent required if the Party as promptly as practicable (i) notifies the Discloser of the existence, terms and circumstances of the order, (ii) consults in good faith with the Discloser on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Discloser designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by the Discloser will be borne by such Party.
               (c) The covenants contained in this Section 4.5 will survive the termination of this Agreement.
          Section 4.6 Guarantees.
               (a) The Company shall (with the reasonable cooperation of ETR, Enexus and their respective Subsidiaries) use its best efforts, if so requested by ETR or Enexus, to have any member of Entergy Group or Enexus Group removed as guarantor of, or obligor for, any Joint Venture Liability, including in respect of those guarantees listed or described on Schedule 1 (each release a “Guaranty Release”).
               (b) Until the Company is able to obtain, or to cause to be obtained, any such required removal as set forth in Section 4.6(a) the Company agrees to use its best efforts to not renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, or other Contract or obligation for which the Company or another member of the Joint Venture Group is or may be liable unless (i) all obligations of ETR, Enexus or members of their respective Groups with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to ETR or Enexus (as the case may be) or (ii) in the event a Guaranty Release is not obtained and the Company wishes to extend the term of such guaranteed loan, guarantee, lease or other Contract or obligation then the Company shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guarantee.
               (c) For the avoidance of doubt, each of the items listed or described on Schedule 1 are Joint Venture Liabilities and, notwithstanding whether the guarantees are removed pursuant to this Section 4.6, such guarantees shall continue to be Joint Venture Liabilities and the Company shall indemnify and hold harmless ETR and Enexus against any

Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.
          Section 4.7 Branding and Phase Out.
               (a) As soon as reasonably practicable after the Closing Date, but in any event within three (3) months thereafter, the Company shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of ETR or Enexus or their respective Subsidiaries or Affiliates (including “Entergy” or “Entergy Corporation” or any other name or Trademark containing the word “Entergy”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (each an “Other Party Mark”), and (ii) holding themselves out as having any affiliation with ETR or Enexus or their respective Subsidiaries or Affiliates; provided, however, that (A) to the extent that the Company or member of the Joint Venture Group makes commercially reasonable efforts to comply with the foregoing, and is using such names, Trademarks, or Other Party Marks in the normal course of its business as of the Closing Date, Company or the applicable member of the Joint Venture Group shall have a license from the applicable owner to continue to such use for no longer than (3) months following the Closing Date; and (B) the foregoing shall not prohibit the Company or any member of the Joint Venture Group from making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable, but in no event later than three (3) months following the Closing Date, the Company shall (and shall cause all of the other members of the Joint Venture Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of its and each Joint Venture Group member’s assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems.
               (b) Notwithstanding the foregoing requirements of Section 4.7(a), if the Company or any member of the Joint Venture Group exercised good faith efforts to comply with Section 4.7(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in the Company’s or a Joint Venture Group member’s legal name, then the Company or the relevant Joint Venture Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Closing Date, and, in such circumstances, the Company or the relevant Joint Venture Group member may continue to include in its assets and other materials references to the Other Party Mark that is in the Company’s or a Joint Venture Group member’s legal name which includes references to “ETR”, “ENOI”, “Entergy” or “Entergy Corporation” as applicable, but only to the extent necessary to identify the Company or a Joint Venture Group member and only until the Company’s or the Joint Venture Group member’s legal name can be changed to remove and eliminate such references.
               (c) Notwithstanding the foregoing requirements of Section 4.7(a), no Joint Venture Group member shall be required to change any name including the word “ETR”,

“ENOI”, “Entergy” or “Entergy Corporation” in any third party Contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable, (and in such an event, such Joint Venture Group member shall have a license to use the foregoing names solely for such purposes until such efforts become commercially reasonable); provided, however, that (i) the Company on a prospective basis from and after the Closing Date shall change, and cause each other member of the Joint Venture Group to change, the name in any new or amended third party Contract or license or property record, (ii) the Company shall not, and shall cause each other member of the Joint Venture Group not to, advertise or make public any continued use of the words “ETR”, “ENOI”, “Entergy” or “Entergy Corporation” permitted by this Section 4.7(c) and (iii) within 90 days of the Closing Date, ENOI LLC shall apply to the relevant Governmental Entity for consent to change its name to a new name determined by the Board of Managers of the Company and until such consent is obtained, ENOI LLC may do business under the name “ENOI LLC.”
          Section 4.8 Pension Plan Liabilities. The Parties agree that the Employee Matters Agreement will set forth arrangements governing employee matters and relating to the allocation of assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans among the parties thereto in connection with the separation and distribution contemplated by the Separation Agreement and the Joint Venture. If, as a result of the transfer by ETR to EquaGen or its Subsidiaries or assumption by EquaGen or its Subsidiaries of defined benefit pension liabilities and obligations, ETR is required to post a surety bond, letter of credit, guarantee or other security in favor of a third party (“Third Party Security”), Enexus shall indemnify ETR in respect of any Liability suffered or incurred by ETR in respect of or relating to such Third Party Security.
          Section 4.9 Cash on Hand.
               (a) ETR acknowledges and agrees that, as at the Closing Date, the Company will have at least $20,000,000 cash on hand, excluding the contributions to be made by ETR and Enexus at closing, as specified in Sections 2.2 and 2.3 of this Agreement.
               (b) Enexus acknowledges and agrees that, as at the Closing Date, the Company will have at least $20,000,000 cash on hand, excluding the contributions to be made by ETR and Enexus at closing, as specified in Sections 2.2 and 2.3 of this Agreement.
ARTICLE V
LIMITATIONS OF LIABILITY, WAIVERS
          Section 5.1 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OR OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT.

          Section 5.2 Disclaimer of Representations and Warranties. EACH OF THE PARTIES UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT, NO PARTY TO THIS AGREEMENT IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE SEPARATION AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
          Section 5.3 Representatives and Affiliates. Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of a Party shall have any liability to another Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement.
ARTICLE VI
RELEASE AND INDEMNIFICATION
          Section 6.1 Release.
               (a) Except as provided in Section 6.1(b), effective on and from the Distribution Date, the Company, for itself and each member of the Joint Venture Group, and all Persons who at any time prior to the Distribution Date were directors, officers, agents or employees of any member of the Joint Venture Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge each Beneficiary and the other members of such Beneficiary Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of a Beneficiary (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with all activities to implement the transactions contemplated by this Agreement or any activities to implement the transactions contemplated by the Separation Agreement. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall remise, release or discharge any rights or claims that the Company or any member of the Joint Venture Group may have against any shareholder, director, officer, agent or employee of any member of a Beneficiary Group (in their respective capacities as such) as a result of any unlawful or fraudulent conduct by such shareholder, director, officer, agent or employee of any member of such Beneficiary Group.
               (b) Nothing contained in Section 6.1(a) shall impair or otherwise affect any right of the Company, and as applicable, a member of the Joint Venture Group to enforce this Agreement, its rights under the Separation Agreement, or any agreements, arrangements, commitments or understandings contemplated in this Agreement or the Separation Agreement to continue in effect after the Distribution Date. In addition, nothing contained in Section 6.1(a) shall release any Person from:
                (i) any Liability assumed, transferred by, or assigned or allocated to, a Beneficiary, a member of the Beneficiary Group or the Joint Venture Group pursuant to or contemplated by this Agreement, the Separation Agreement and any agreement, arrangement, commitment or understanding contemplated by this Agreement or the Separation Agreement;
                (ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;
                (iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a cost basis for work done by a member of one Group at the request or on behalf of a member of any other Group;
                (iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Date between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party or Parties (and/or a member of such Party’s Group), on the other hand
                (v) any Liability transferred to a Beneficiary or a member of such Beneficiary Group pursuant to Article VI of the Separation Agreement; or
                (vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to the Separation Agreement or this Agreement or otherwise for claims brought against a Party or a member of such Party’s Group by a third party that are the subject of an indemnity under the

Separation Agreement, this Agreement or an Ancillary Agreement, which Liability shall be governed by the provisions of this ARTICLE VI and, if applicable, the appropriate provisions of the Separation Agreement or an Ancillary Agreement.
               (c) The Company shall not, and shall not permit any member of the Joint Venture Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against a Beneficiary or any member of such Beneficiary Group, or any other Person released pursuant to Section 6.1(a), with respect to any and all Liabilities released pursuant to Section 6.1(a) or Article VII of the Separation Agreement.
               (d) It is the intent of the Company, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, whether known or unknown, between or among the Company (and/or a member of the Joint Venture Group), on the one hand, and each Beneficiary (and/or a member of such Beneficiary’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as specifically set forth in Section 6.1(b).
               (e) If any Person associated with the Company (including any director, officer or employee of the Company) initiates an Action with respect to claims released by this Section 6.1 or Article VII of the Separation Agreement, the Company shall indemnify the relevant Beneficiary against such Action in accordance with the provisions set forth in this ARTICLE VI.
               (f) At any time, at the request of a Beneficiary, the Company shall cause each member of the Joint Venture Group to execute and deliver releases reflecting the provisions hereof.
               (g) For avoidance of doubt, each of ETR and Enexus acknowledges and agrees, for itself and its respective Group members, its respective Affiliates and all Persons who at any time on or prior to the Distribution Date were directors, officers, agents or employees of any member of its respective Group, that:
                (i) the release provided by it in Article VII of the Separation Agreement is provided, subject to the limitations on such release as specified in Article VII, for the benefit of each member of the Joint Venture Group, their respective Affiliates and all Persons who at any time on or prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of the Joint Venture Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (each, a “Joint Venture Beneficiary”);

                (ii) each Joint Venture Beneficiary may enforce its rights with respect to the release made for its benefit under and in accordance with Article VII of the Separation Agreement as if it were a Party to the Separation Agreement; and
                (iii) at the request of the Company, it shall, and shall cause each member of its Group to, execute and deliver releases reflecting the provisions of Article VII of the Separation Agreement.
          Section 6.2 Indemnity by the Company. Except as otherwise specifically set forth in any provision of this Agreement or an Ancillary Agreement, on and from the Distribution Date, the Company shall indemnify, defend and hold harmless the Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (a) the Joint Venture Liabilities and (b) any breach by any member of the Joint Venture Group of any provision of this Agreement.
          Section 6.3 Indemnity by ETR and Enexus. Except as otherwise specifically set forth in any provision of this Agreement or an Ancillary Agreement, on and from the Distribution Date, each of ETR and Enexus shall indemnify, defend and hold harmless the Joint Venture Beneficiaries from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (a) the Liabilities allocated to or assumed by it, or any Liability for which it is otherwise responsible under the terms of the Separation Agreement or any other Ancillary Agreement and (b) any breach by any member of its Group of any provision of this Agreement.
          Section 6.4 Procedures for Indemnification.
               (a) In General. An Indemnitee shall give the Company (the “Indemnifying Party”) notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4(b)), within ten (10) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).
               (b) Third Party Claims.
                (i) In General. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) days) after receipt by such

Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
                (ii) Control of Defense. An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief that would restrict or limit the future conduct of an Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the Indemnifying Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).
                (iii) No Assumption of Defense. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.4(b)(ii), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

                (iv) Consent to Settlement. Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.
                (v) Special Consent Rule. In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.
                (vi) Exclusive Remedy. Except as otherwise provided in Section 9.16, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE VI against any Indemnifying Party.
          Section 6.5 Indemnification Payments. Indemnification required by this ARTICLE VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.
          Section 6.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.
               (a) In General. Any Liability subject to indemnification pursuant to this ARTICLE VI will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”) and (iii) will be determined on a Net-Tax Basis. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE VI to any Indemnitee pursuant to this ARTICLE VI will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
               (b) Facility of Payment. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this ARTICLE VI; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
               (c) Special Definition. The term “Net-Tax Basis” as used in this ARTICLE  VI means that, in determining the amount of the payment necessary to indemnify any Indemnitee against, or reimburse any Indemnitee for, Liabilities, the amount of such Liabilities will be determined net of any theoretical reduction in Tax realizable (assuming a hypothetical effective tax rate of 40%) by the Indemnitee as the result of sustaining or paying such Liabilities after taking into account any Tax incurred on the receipt of Insurance Proceeds, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax Liabilities that will be incurred by the Indemnitee as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnitee is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the Tax basis that an Indemnitee has in its assets.
          Section 6.7 Additional Matters; Survival of Indemnities. The indemnity contained in this ARTICLE VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder. The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VI shall survive the sale or other transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any and all Liabilities.
ARTICLE VII
INSURANCE
          Section 7.1 Insurance Coverage. From and after the Closing Date, the Company, ETR and Enexus shall be responsible for obtaining and maintaining their respective insurance programs for their respective risks of loss and such insurance arrangements shall be separate programs apart from each other; and the Company, ETR and Enexus will be responsible for their own respective premiums, deductibles, retentions and assessments for such insurance programs. Notwithstanding the foregoing, the Company shall name ETR and Enexus as additional insureds in the policies the Company obtains and maintains for the Company’s risks of loss. The types, limits, and deductibles for the Company’s coverage shall be in keeping with good nuclear industry practices.
          Section 7.2 Policies and Allocation of Related Rights.
               (a) The Joint Venture Assets shall include (i) any and all rights of any member of the Joint Venture Group under each Joint Venture Policy and (ii) any and all rights of any member of the Joint Venture Group under each Shared Policy to the extent related to the Joint Venture Business.
               (b) The Non-Utility Nuclear Assets shall include (i) any and all rights of any member of the Enexus Group under each Non-Utility Nuclear Policy and (ii) any and all rights of any member of the Enexus Group under each Shared Policy to the extent related to the Non-Utility Nuclear Business.
               (c) The Retained Business Assets shall include (i) any and all rights of any member of the Entergy Group under each Retained Business Policy and (ii) any and all rights of any member of the Entergy Group under each Shared Policy to the extent related to the Retained Business.
          Section 7.3 Shared Policies. If an occurrence for which coverage is available under a Shared Policy happens prior to the Closing Date, and a claim arising therefrom has been or is eventually asserted against the Company or against any other member of the Joint Venture Group and such claim is reported by the Company to ETR and Enexus prior to the Closing Date, then ETR and Enexus will, or will cause their applicable insurance company or members of the Entergy Group and Enexus Group that are insured thereunder to (i) continue to provide the Company and any other member of the Joint Venture Group with access to and coverage under the applicable Shared Policies, and (ii) reasonably cooperate with the Company and take commercially reasonable actions as may be necessary or advisable to assist the Company in submitting such claims under the applicable Shared Policy, provided that the Company shall be responsible for its portion of any deductibles or co-payments legally due and owing relating to such claims.
          Section 7.4 Administration of Shared Policies; Other Matters.
               (a) From and after the Closing Date, (i) the Company or a member of the Joint Venture Group shall be responsible for the administration of all Joint Venture Policies, (ii) ETR or a member of the Entergy Group shall be responsible for the administration of all Retained Business Policies and (iii) Enexus or a member of the Enexus Group shall be responsible for the administration of all Non-Utility Nuclear Policies.
               (b) With respect to all Shared Policies, from and after the Closing Date,
                (i) ETR or a member of the Entergy Group shall be responsible for the Insurance Administration and Claims Administration of Shared Policies that include risks related to the Retained Business, and

                (ii) Enexus, or a member of the Enexus Group, shall be responsible for the Insurance Administration and Claims Administration of Shared Policies that do not include risks related to the Retained Business, provided that the retention of such administrative responsibilities by ETR (or a member of the Entergy Group) or Enexus (or a member of the Enexus Group) shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately. At their discretion, and in accordance with the terms of the Shared Policies, ETR or Enexus, as the case may be, may discharge their administrative responsibilities with respect to such Shared Policies by contracting for the provision of administrative services to any Person. The Company shall reimburse ETR or Enexus, as the case may be, for any costs incurred by ETR or Enexus related to such Insurance Administration and Claims Administration to the extent such costs (which include defense, out-of-pocket expenses, and direct and indirect costs of employees or agents of ETR or Enexus providing the administrative services) are (i) not covered under the Shared Policies and (ii) related to Joint Venture Liabilities. ETR (or any member of the Entergy Group) and Enexus (or any member of the Enexus Group) shall not settle any Insured Claim of the Company or any member of the Joint Venture Group under the Shared Policies without first obtaining the approval of the Company or such member of the Joint Venture Group. Such approval shall not be unreasonably withheld, delayed or conditioned.
               (c) Where Joint Venture Liabilities are covered under a Shared Policy for periods prior to the Closing Date, or where such Shared Policy covers claims made after the Closing Date with respect to an occurrence prior to the Closing Date, then from and after the Closing Date, the Company may claim coverage and receive Insurance Proceeds for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy.
               (d) ETR and the Company shall not be liable to one another (nor shall any member of the Entergy Group be liable to any member of the Joint Venture Group), and Enexus and the Company shall not be liable to one another (nor shall any member of the Enexus Group be liable to any member of the Joint Venture Group), for claims, or portions of claims, not reimbursed by insurers under any Shared Policy for any reason not within the control of ETR, Enexus or the Company.
               (e) Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies administered by ETR under Section 7.3(b)(i) shall be paid to ETR, which shall administer the Shared Policies by (i) retaining the Insurance Proceeds with respect to Retained Business Liabilities, (ii) giving to Enexus any Insurance Proceeds with respect to Non-Utility Nuclear Liabilities, and (iii) giving to the Company any Insurance Proceeds with respect to Joint Venture Liabilities. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies administered by Enexus under Section 7.3(b)(ii) shall be paid to Enexus, which shall administer the Shared Polices by retaining the Insurance Proceeds with respect to Non-Utility Nuclear Liabilities and giving the Company any Insurance Proceeds with respect to Joint Venture Liabilities. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the Insured Parties or members of their respective Groups, the Insured Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy, and any Insured Party who has received Insurance Proceeds in excess of such Insured Party’s respective percentage of Insurance Proceeds shall pay to the other Insured Parties the appropriate amount so that each Insured Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Insured Parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.
               (f) In the event that the Insured Parties or members of their respective Groups have bona fide claims under any Shared Policy arising from the same occurrence and for which a deductible is payable, the Insured Parties agree that the aggregate amount of the deductible paid shall be borne by the Insured Parties in the same proportion which the Insurance Proceeds received by each such Insured Party bears to the total Insurance Proceeds received under the applicable Shared Policy.
          Section 7.5 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Insured Parties exist relating to the same occurrence, the Insured Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VII shall be construed to limit or otherwise alter in any way the obligations of the Insured Parties, including those created by this Agreement, by operation of Law or otherwise.
          Section 7.6 Cooperation. The Insured Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article VII.
ARTICLE VIII
TERMINATION
          Section 8.1 Term.
               (a) The Parties may terminate this Agreement at any time by agreement in writing.
               (b) Before the Closing Date, this Agreement terminates automatically without the need of further action by any Party to this Agreement if the Separation Agreement is terminated for any reason whatsoever.
               (c) After the Closing Date, this Agreement terminates automatically without the need of further action by any Party to this Agreement when the Company is dissolved or terminated in accordance with the EquaGen LLC Agreement, or in the event that the Company has only one member.
          Section 8.2 Survival. The occurrence of any event specified in Section 7.1 will not affect (i) any accrued rights and obligations of the Parties in respect of any breach of this Agreement prior to the occurrence of that event or (ii) Section 4.5, ARTICLE V, ARTICLE VI,

ARTICLE VIII, ARTICLE IX or any other provision of this Agreement which is expressed to come into effect on, or survive, the occurrence of that event.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement as between the Parties shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):
If to ETR, to:
Entergy Corporation

Attention: General Counsel
Facsimile No.:
If to Enexus, to:
Enexus Energy Company

Attention: General Counsel
Facsimile No.:
If to the Company, to:
EquaGen LLC

Attention: General Counsel
Facsimile No.:
          Section 9.2 Complete Agreement; Construction. Subject to Section 9.14, this Agreement, including the Schedules and Exhibits shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule or Exhibit, the terms and conditions of such Schedule or Exhibit shall control.
          Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated in this Agreement.
          Section 9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party or Parties that are entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
          Section 9.5 Amendment. This Agreement may be amended or supplemented only by a written instrument duly executed by or on behalf of each Party.
          Section 9.6 No Third Party Beneficiary. Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
          Section 9.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so shall be void, except for assignments and transfers by operation of Law; provided, however, that any Party shall have the right at any time without the consent of any other Party to assign all or a part of such Party’s rights and obligations under this Agreement in connection with a merger or similar transaction resulting in a change in control of its ultimate parent (whether or not its parent is the surviving entity). Any such assignee shall execute and deliver to each other Party a written assumption agreement whereby it shall agree to be bound by this Agreement as if named as a Party hereto. Subject to this Section 9.7, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
          Section 9.8 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          Section 9.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
          Section 9.10 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          Section 9.11 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in this Agreement, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.
          Section 9.12 Dispute Resolution. The dispute resolution provisions set forth in Article IX of the Separation Agreement apply, mutatis mutandis, to this Agreement and are hereby incorporated into this Agreement by reference.
          Section 9.13 Governing Law; Venue; Consent to Jurisdiction; Waiver of Trial by Jury.
               (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another jurisdiction’s Law.
               (b) Subject to the provisions of Section 9.14, each of the Parties irrevocably submits to the exclusive jurisdiction of any court sitting in New Castle County, Delaware (and of the appropriate appellate courts there from) (the “Delaware Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9.12 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.13. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
               (c) SUBJECT TO SECTION 9.12 AND SECTIONS 9.13(b) AND 9.16 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS

APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13(c).
          Section 9.14 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding this Agreement) or the Separation Agreement.
          Section 9.15 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Closing Date.
          Section 9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.12 of this Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any Delaware Court, and (iii) enforcement of any such award of an arbitral tribunal or a Delaware Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
          Section 9.17 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Party of the nature and extent of any such Force Majeure condition, and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
          Section 9.18 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
[signature page follows]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

ETR:	Entergy Corporation

By:
Name:
Title:

Enexus:	Enexus Energy Corporation

By:

Name:
Title:

Company:	EquaGen LLC

By:

Name:
Title: